UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT of 1934

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March 25, 2015
Dear Stockholder:
You are cordially invited to attend the 2015 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, to be held on Tuesday, May 5, 2015 at 9:00 a.m. local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland.
The attached proxy statement, accompanied by the notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person.
We look forward to seeing you at the meeting.

Sincerely,

MARK W. BRUGGER
Chief Executive Officer

DIAMONDROCK HOSPITALITY COMPANY
3 Bethesda Metro Center
Suite 1500
Bethesda, MD 20814
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 5, 2015

The 2015 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Tuesday, May 5, 2015 at 9:00 a.m. local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland, for the following purposes:

1.	To elect directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their respective successors are duly elected and qualify;

2.	To approve a non-binding advisory resolution on executive compensation;

3.	To ratify the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company to serve for 2015;

4.	To consider and act upon a non-binding stockholder proposal concerning the adoption of an amendment to our bylaws if properly presented at the meeting.

5.	To consider and act upon any other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.
You may vote if you were a stockholder of record as of the close of business on March 10, 2015. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM J. TENNIS
Corporate Secretary
March 25, 2015

PROXY STATEMENT

DiamondRock Hospitality Company
3 Bethesda Metro Center
Suite 1500
Bethesda, MD 20814
This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 25, 2015 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (“DiamondRock” or the “Company”), for exercise at the 2015 annual meeting of our stockholders to be held on Tuesday, May 5, 2015 at 9:00 a.m. local time, at the Bethesda Marriott Suites Hotel 6711 Democracy Boulevard, Bethesda, Maryland, and at any postponements or adjournment thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of meeting, including the election of directors nominated by our Board of Directors, a non-binding, advisory vote on executive compensation, the ratification of the appointment of KPMG LLP as our independent auditors for 2015 and, if properly presented, consideration of one non-binding stockholder proposal.
Who is entitled to vote?
If our records show that you were a stockholder of record (i.e., a “registered stockholder”) as of the close of business on March 10, 2015, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each outstanding share of common stock entitles its holder to cast one vote on each matter of record to be voted upon.
May I attend the meeting?
All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker, or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.
How do I vote?
Voting in Person at the Meeting
If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of common stock of record.
Voting by Proxy for Shares Registered Directly in Your Name
If you are a registered stockholder, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number or the website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope provided.

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Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying proxy card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on May 3, 2015. When you call, please have your proxy card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your proxy card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on May 3, 2015. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to authorize a proxy to vote your shares by mail, mark, sign and date your proxy card and return in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name
If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proposal three) is considered to be a discretionary item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The uncontested election of directors (proposal one), the non-binding, advisory resolution on executive compensation (proposal two) and the non-binding stockholder proposal (proposal four) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.
What constitutes a quorum?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the record date, there were 201,185,835 shares of common stock outstanding and entitled to vote at the annual meeting. Votes withheld for director nominees, abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. If a quorum is not present at the scheduled time of the meeting, the chairman may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.
What is householding?
The rules of the Securities and Exchange Commission, or the SEC, allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by the consent of the household stockholders, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.
If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.
Will other matters be voted on at the meeting?
We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?
You may revoke your proxy at any time before it has been exercised by: (1) filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814; (2) authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy; or (3) appearing in person, revoking your proxy and voting by ballot at the annual meeting.
Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.
How can I access the proxy materials?
For your review, our 2014 annual report, including a copy of our annual report filed with the SEC on Form 10-K (including financial statements for the fiscal year ended December 31, 2014), is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2014 annual report prior to voting.
Our proxy statement, form of proxy card and annual report on Form 10-K for the fiscal year ended December 31, 2014 are available at http://www.drhc.com/annual_meeting.html.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
Seven directors will be elected at our 2015 annual meeting of stockholders to serve until our 2016 annual meeting of stockholders and until their respective successors are duly elected and qualify.
Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees is a current member of our Board of Directors. The nominees are Daniel J. Altobello, Mark W. Brugger, W. Robert Grafton, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray and Bruce D. Wardinski.
Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend unless our Board of Directors alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our bylaws.
Vote Required
As a result of a change to our bylaws effective in November 2014, the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election, which means that the number of shares voted for a nominee must exceed the number of shares voted against the nominee. If you do not instruct your broker, bank or other nominee how to vote with respect to this proposal, your broker, bank or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee's election. If a nominee who is already serving as a director is not elected pursuant to this standard, the director must tender his or her resignation to our Board, and our Nominating and Corporate Governance Committee will make a recommendation to our Board on whether to accept or reject the recommendation or take other action.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD ARE GIVEN.
Information Regarding the Nominees and Executive Officers
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2015 annual meeting and the executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 10, 2015. The biographical description for the nominees also includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of the Company.
Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position
William W. McCarten*	66	Chairman of our Board of Directors and Director
Mark W. Brugger	45	President, Chief Executive Officer and Director
Daniel J. Altobello*	74	Director
W. Robert Grafton*	73	Lead Director
Maureen L. McAvey*	68	Director
Gilbert T. Ray*	70	Director
Bruce D. Wardinski*	54	Director
Sean M. Mahoney	43	Executive Vice President, Chief Financial Officer and Treasurer
Robert D. Tanenbaum	48	Executive Vice President and Chief Operating Officer
Troy G. Furbay	47	Executive Vice President and Chief Investment Officer
William J. Tennis	60	Executive Vice President, General Counsel and Corporate Secretary

*	Independent Director
The following is a summary of certain biographical information concerning our nominees and senior executive officers:
Nominees
William W. McCarten has served as our Chairman of the Board of Directors and has been a member of our Board of Directors since our formation in 2004. Mr. McCarten was also our Chief Executive Officer from our formation in 2004 until his retirement in September 2008. He also serves on the Board of Directors of Cracker Barrel Old Country Store as well as Marriott Vacations Worldwide Corporation. Mr. McCarten is a trustee of The Society for the Protection of New Hampshire Forests, a not-for-profit land conservation enterprise.
Mr. McCarten worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over 25 years until January 2004. Among his many positions during those 25 years, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly-held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the NYSE from 1995 to 2000. In addition, Mr. McCarten served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. Our Board of Directors has determined that Mr. McCarten’s qualifications to serve on our Board of Directors include his extensive experience in the lodging industry with over 25 years of experience with the Marriott organization, a leading worldwide hotel brand, franchise and management company. Mr. McCarten has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators and other key industry participants. Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979.
Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970, and he served on the Advisory Board of the McIntire School from 1981 to 1996.
Mark W. Brugger has served as our Chief Executive Officer since September 1, 2008 and is a member of our Board of Directors. Previously he served as our Executive Vice President, Chief Financial Officer and Treasurer since our formation in 2004 until he was promoted to our Chief Executive Officer. In 2013, Mr. Brugger became a member of the Board of Directors of Chambers Street Properties, a publicly-traded company listed on the NYSE.
Previously, Mr. Brugger served as Vice President of Project Finance for Marriott International, Inc. from 2000 to 2004. At Marriott, Mr. Brugger also served as the Chief Executive Officer of their synthetic fuels company. From 1997 to 2000, Mr. Brugger served as Vice President of Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Brookfield Residential Properties, Inc. (formerly Coscan Washington, Inc.). Mr. Brugger received a Juris Doctorate cum laude from American University Washington College School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992. Our Board of Directors has determined that Mr. Brugger’s qualifications to serve on our Board of Directors include his extensive experience in real estate and finance with almost 20 years of experience. His experience includes serving as the Chief Financial Officer of DiamondRock for four years, as well as several billion dollars of real estate and finance transactional experience, including structured finance transactions, acquisitions, dispositions and financings of investment properties.
Daniel J. Altobello has been a member of our Board of Directors since July 2004. Mr. Altobello has been Chairman of Altobello Family LP since 1991. Mr. Altobello also served as chairman of the board of directors of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs from 1995 to 2001. From 1989 to 1995, Mr. Altobello was the Chairman, Chief Executive Officer and President of Caterair International Corporation. He currently serves on the board of directors of MESA Air Group, Arlington Asset Investment Corp, formerly known as Friedman, Billings, Ramsey Group, Inc. and NorthStar Healthcare Income, Inc., a REIT. Our Board of Directors has determined that Mr. Altobello’s qualifications to serve on our Board of Directors include his experience as a CEO combined with his operational and corporate governance expertise.
W. Robert Grafton has been a member of our Board of Directors since July 2004 and serves as our lead director. Mr. Grafton is a retired certified public accountant. He retired from Andersen Worldwide S.C. in 2000. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. Mr. Grafton joined Arthur Andersen in 1963 and was elected a member of the Board of Partners of Andersen Worldwide in 1991. Mr. Grafton was elected Chairman of the Board of Partners in 1994 and served as Managing Partner — Chief Executive from 1997 through 2000. Mr. Grafton serves on the board of directors of Carmax Inc., a publicly-traded company listed on the NYSE, where he also serves as Chairman of the Audit Committee. Our Board of Directors has determined that Mr. Grafton’s qualifications to serve on our Board of Directors include his extensive global experience in public accounting and over 35 years of experience in operational and financial management.

Maureen L. McAvey has been a member of our Board of Directors since July 2004. Ms. McAvey is the Senior Resident Fellow for the Urban Land Institute, or ULI, in Washington, DC, where she has worked in various positions since 2001. ULI is a premier research and education organization within the real estate and land use industry. Ms. McAvey was a member of the board of trustees of ULI from 1995 to 2001. Prior to joining ULI, from 1998 to 2001, Ms. McAvey was Director, Business Development, for Federal Realty Investment Trust, an owner and manager of retail developments and mixed-use developments and a publicly-traded company listed on the NYSE. Ms. McAvey also has served as the Director of Development for the City of St. Louis, a cabinet-level position in the Mayor’s office and she was Executive Director of the St. Louis Development Corporation. Prior to working for the City of St. Louis, Ms. McAvey led the real estate consulting practices in Boston for Deloitte & Touche and Coopers & Lybrand. Ms. McAvey directed the west coast operations of Carley Capital Group, a national development firm and also has experience as a private developer. Ms. McAvey holds two masters degrees, one from the University of Minnesota and one from the Kennedy School of Government, Harvard University. Our Board of Directors has determined that Ms. McAvey’s qualification to serve on our Board of Directors include her extensive experience in the real estate industry in both the private and public sectors.
Gilbert T. Ray has been a member of our Board of Directors since July 2004. Mr. Ray was a partner in the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for 28 years and has extensive experience with conventional corporate and tax exempt transactions, as well as international finance. He served as counsel in connection with numerous securities offerings, acquisitions, dispositions and mergers. In addition, Mr. Ray is a member of the board of directors of Advance Auto Parts, Inc., Towers Watson & Co. and DineEquity, Inc., each a publicly traded company listed on the NYSE. Our Board of Directors has determined that Mr. Ray’s qualifications to serve on our Board of Directors include (i) his years of extensive experience in the legal industry as an advisor, (ii) his valuable insights with respect to compensation and corporate governance matters that face our Board of Directors and the Company, and (iii) his perspective on board deliberations drawing from lessons learned from his experience serving on other boards.
Bruce D. Wardinski has been a member of our Board of Directors since January 2013. Mr. Wardinski is the founder and Chief Executive Officer of Playa Hotels & Resorts. Prior to forming Playa, Mr. Wardinski served as CEO of Barceló Crestline Corporation (“BCC”) from June 2002 until December 2010. He also served as Chairman, President and CEO of Crestline Capital Corporation (NYSE: CLJ) prior to BCC’s acquisition in June 2002. In 2003, Mr. Wardinski formed and became Chairman of the Board of Highland Hospitality Company (NYSE: HIH). He has also worked with Host Hotels & Resorts, Inc. (NYSE: HST) in the role of Senior Vice President and Treasurer. Our Board of Directors has determined that Mr. Wardinski’s qualification to serve on our Board of Directors include his extensive experience in the hospitality industry with both private and public companies.
Senior Executive Officers
Sean M. Mahoney is our Executive Vice President, Chief Financial Officer and Treasurer since September 1, 2008. Previously, he served as our Senior Vice President, Chief Accounting Officer and Corporate Controller from his hiring in August 2004 until September 1, 2008. Previously, Mr. Mahoney served as a senior manager with Ernst & Young LLP in McLean, Virginia. During 2002 and 2003, Mr. Mahoney served as a Director in the Dublin, Ireland audit practice of KPMG, LLP. From 1993 to 2001, Mr. Mahoney worked in the audit practice of Arthur Andersen LLP. Mr. Mahoney is a member of the American Institute of Certified Public Accountants and is a Virginia C.P.A. Mr. Mahoney received a B.S. from Syracuse University in 1993.
Robert D. Tanenbaum is our Executive Vice President and Chief Operating Officer since May 1, 2013. Previously, he was the Principal of Madison Hotel Advisors, LLC, which he founded in 2004. Prior to founding Madison Hotel Advisors, LLC, Mr. Tanenbaum was a Vice President of Asset Management with Host Hotels & Resorts from 1996 to 2004. His experience prior to that includes PKF Consulting in San Francisco, CA and Four Seasons Hotels in Chicago, IL and Maui, HI. Mr. Tanenbaum is an active member of the Hospitality Asset Managers Association and is a graduate of the Pennsylvania State University with a B.S. degree in Hotel Restaurant and Institutional Management.
Troy G. Furbay is our Executive Vice President and Chief Investment Officer since April 9, 2014. Previously, Mr. Furbay served as Chief Investment Officer at Loews Hotels & Resorts for four years. Prior to joining Loews, Mr. Furbay was Senior Vice President, Acquisitions and Development at Kimpton Hotels for nine years and prior to that he served in a variety of positions with hospitality companies. Mr. Furbay received a B.A. from Fordham University in 1995.
William J. Tennis is our Executive Vice President, General Counsel and Corporate Secretary effective as of January 4, 2010. Previously, Mr. Tennis worked for Marriott International, Inc. and its related entities for 17 years from 1992 to 2009, initially as Assistant General Counsel in the Law Department and then as Senior Vice President responsible for the Global Asset Management Group. Prior to joining Marriott, Mr. Tennis was an associate in law firms in New York. Mr. Tennis received a Juris Doctorate from New York University School of Law in 1981 and a B.A. magna cum laude from Harvard College in 1976.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Proposal
In accordance with Section 14A of the Exchange Act, the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution.
This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Our compensation program is designed to create incentives for our named executive officers to maximize long-term stockholder value. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.
Text of Resolution
“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
Vote Required; Effect of Vote
The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
The say-on-pay resolution is non-binding and advisory, and therefore will not have any binding legal effect on the Company, our Board of Directors or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of named executive officers that has already been paid or contractually committed, there is limited opportunity for us to revisit these decisions. However, our Board of Directors and our Compensation Committee value the views of our stockholders and will consider the results of the vote on this proposal in its future decisions regarding the compensation of our named executive officers.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR ADOPTION OF THIS RESOLUTION UNLESS OTHERWISE INSTRUCTED.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT AUDITORS
Proposal
Our Audit Committee has unanimously appointed KPMG LLP as DiamondRock’s independent auditor for the current fiscal year, and our Board of Directors is asking stockholders to ratify that appointment. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
The appointment of KPMG LLP as our independent auditor will be ratified if this proposal receives a majority of the votes cast, whether in person or by proxy, on this proposal. For purposes of the vote on the ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2015, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF DIAMONDROCK FOR 2015.

PROPOSAL 4: NON-BINDING STOCKHOLDER PROPOSAL

UNITE HERE (the "Hotel Workers Union"), 275 Seventh Avenue, New York, NY 10001, represents workers throughout the U.S. and Canada who work in, among other industries, the hotel industry. The Hotel Workers Union is the beneficial owner of 434 share of the Company's common stock, which it intends to hold through the date of the 2015 annual meeting, such ownership being in excess of $2,000 in market value. The Hotel Workers Union submitted the following proposal and supporting statement:
Proposal from Unite Here
Be it resolved, that the shareholders of DiamondRock Hospitality Company (“Company”) recommend the board of directors take all steps necessary to allow shareholders to amend our bylaws by a vote of the majority of shares outstanding.
Supporting Statement from Unite Here
The ability to amend our Bylaws by a vote of the majority of shares outstanding is fundamental shareholder right, and one of the most effective tools shareholders have to hold Boards accountable. Unfortunately, it is not a right currently enjoyed at DiamondRock, where the Board retains the exclusive right to amend our Bylaws.

Without the independent right to amend bylaws, introducing shareholder-friendly governance changes can be a lengthy process fraught with uncertainty. At Hospitality Properties Trust, for example, a majority of shareholders called for annual director elections for five consecutive years before the Board began to declassify.

With the power to amend bylaws by majority vote, shareholders can not only achieve corporate governance reform more efficiently; they can make these reforms permanent by requiring shareholder approval to remove key shareholder rights. Otherwise, these rights can be stripped at the Board’s convenience, as they were at Ashford Hospitality Trust where the board unilaterally removed longstanding shareholder rights days before announcing a major spin-off and restructuring.

The ability to establish and retain shareholder rights becomes increasingly important as lodging REITs enter a period of increased merger and acquisition activity. The US hotel industry has witnessed improved operating fundamentals for three consecutive years. Near the top of the previous cycle, nearly half of the publicly traded equity lodging REITs then in existence were bought out, often at substantial premiums for shareholders. For example:

•	In February 2006, Blackstone acquired Meristar REIT for $10.45 per share consideration, 20% above the average trading price the day before the announcement.

•	Eagle Hospitality REIT was acquired by an Apollo affiliate for $13.36 per share, a 42% premium over share prices the eve of the announcement.

•	JER Realty acquired Highland Hospitality Corporation, a REIT, for $19.50 a share, a premium of approximately 15% over Highland’s three-month average closing share price.

We recommend shareholders vote FOR a recommendation that our Board give shareholders the right to amend our bylaws by a vote of the majority of shares outstanding.
DiamondRock Hospitality Company's Statement in Opposition
Our Board of Directors has carefully considered Unite Here’s proposal to permit stockholders to unilaterally amend the bylaws of our Company and we do not believe that it is in the best interests of the Company and its stockholders for the following reasons:

1.
In the submission of its proposal to us, Unite Here states it is the beneficial owner of only 434 of our common shares (out of over 195,000,000 shares outstanding), giving it only a nominal investment of approximately $6,000 in our Company. Further, we believe Unite Here’s economic interests, as a union, are substantially adverse to the economic interests of the Company and our stockholders generally.

2.
Institutional Shareholder Services (“ISS”) has consistently given the Company high governance scores; our ISS QuickScore rating on governance in April 2014 and again in January 2015 was a 1 - the highest possible score. In addition, DiamondRock has demonstrated a strong track record of excellent corporate governance and a willingness to assess and act on constructive proposals from shareholders.  Recently, we agreed to a request from CalSTRs that we institute majority voting in uncontested elections.

3.
An overwhelming majority of Maryland public companies have bylaws providing for exclusive board control of bylaw amendments. Nevertheless, pursuant to our bylaws, we have already opted out from the Maryland Business Combination Act and from the Maryland Control Share Acquisition Act. Further, last year we changed our charter to opt out of the Maryland Unsolicited Takeovers Act and we have agreed not to opt back in to any of these three statutes without stockholder approval.

4.
Our stockholders currently have the right to propose and put to a vote recommendations for specific bylaw amendments through the SEC's familiar and time-tested precatory proposal process under Rule 14a-8, which Unite Here has done successfully many times - a process that also gives the Board the opportunity and time to consider the proposal and perhaps adopt it directly.

5.
Unite Here further claims that the power to amend the bylaws “becomes increasingly important as lodging REITs enter a period of increased merger and acquisition activity.” This unsupported statement, to the extent it is relevant at all, ignores the fact that the Company does not have a stockholder rights plan (“poison pill”) and has, as noted above, opted out of all three Maryland takeover statutes and agreed not to opt back in without stockholder approval. Further, none of the public companies named by Unite Here in its proposal gave shareholders the right to amend bylaws, undermining the implication that this right is somehow related to merger and acquisition activity and raising further questions about Unite Here’s real motivations in submitting this proposal.

6.	The Company has historically not opposed opportunities to explore combination opportunities. As we stated in our 2008 Proxy Statement:

“In July 2007 the Board of Directors formed a special committee …to evaluate the potential sale of the Company.... The Company entered into an extended negotiation with a major private equity firm, but due to the severe dislocation of the capital markets over the summer and fall of 2007, the transaction was abandoned in October of 2007.”

7.
From 2011 through 2014, Unite Here submitted at least a dozen shareholder proposals for inclusion in the proxy statements of lodging and entertainment companies. It is not surprising, therefore, that proxy advisor Glass Lewis & Co. recently commented regarding a solicitation for a special meeting in the context of a labor dispute between Unite Here and another lodging REIT that: “Given that Unite Here’s interests are likely more aligned with workers it represents than shareholders of the companies it engages, . . . we believe it’s appropriate to question [Unite Here’s] true motivations in this case.” (To clarify, there is no labor dispute between Unite Here and the Company.)

Finally, we note and agree, as the Chancellor of the Delaware Court of Chancery (now the Chief Justice of the Supreme Court of Delaware) has stated, “stockholders who propose long-lasting corporate governance changes should have a substantial, long-term interest that gives them a motive to want the corporation to prosper.”

For the reasons stated above, our Board of Directors recommends a vote against non-binding Proposal Four, submitted by Unite Here.
Vote Required
The affirmative vote a majority of the votes cast on this proposal will be required to approve this proposal. Abstentions and broker non-votes will not be treated as votes cast and, accordingly will have no effect on the outcome of the votes on this proposal. The stockholder vote on this proposal is an advisory vote only, and is not binding on the Company or our Board of Directors. Although the vote is non-binding, our Board of Directors values the opinions of its stockholders and will consider the outcome of the vote when making future corporate governance decisions.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ADOPTION OF THIS PROPOSAL. PROPERTLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED AGAINST ADOPTION OF THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Our business is built on relationships — with our investors, with the global brand companies we utilize for our hotels and with the management companies who manage our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.
At the core of these commitments is the role of our Board of Directors in overseeing the management of the Company’s business and affairs. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: a member with several decades of real estate experience; the retired chairman of Andersen Worldwide; a leading corporate lawyer; the former Chairman of a public lodging REIT and founder and chief executive officer of a private hotel investment company; and a retired chief executive officer, as well as our former Chief Executive Officer and our current Chief Executive Officer.
We follow through on our commitment by implementing what we believe are sound corporate governance practices, including:
Recent Developments

•
In November 2014, we amended our bylaws to provide that a majority of all votes cast at a meeting for the election of directors at which a quorum is presented is necessary for the election of a director in an uncontested election. If a nominee who is already serving as a director is not elected pursuant to this standard, the director must tender his or her resignation to the Board, and the Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the recommendation or take other action. In a contested election of directors, directors will be elected by a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors.

•
In February 2014, we opted out of a provision of the Maryland Unsolicited Takeover Act by filing articles supplementary with the State Department of Assessments and Taxation in Maryland. The effect of this filing is to prevent the Company, without the approval of stockholders, from classifying our Board of Directors. We may only opt back into such provision with the affirmative vote of at least a majority of the votes cast by stockholders entitled to vote generally in the election of directors.

Board Structure

•	All of the members of our Board of Directors are elected annually;

•	All of the members of our Board of Directors, except for our President and Chief Executive Officer, are independent of the Company and its management;

•	All members of the three standing committees of our Board of Directors (Audit, Compensation and Nominating and Corporate Governance) are independent of the Company and its management; and

•	The independent members of our Board of Directors, as well as each of our Committees, meet regularly without the presence of management.
Change of Control

•	We do not have a stockholder rights plan (i.e., “poison pill”); and

•
We have opted out of the Maryland business combination and control share acquisition statutes and we may only opt back into such statutes with the affirmative vote of at least a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors, meaning the initial directors and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors then serving as directors of the Company.

Stock Ownership Policies

•	We have adopted policies prohibiting the sale of our common stock by:

•
each non-executive member of our Board of Directors unless he or she owns a minimum amount of stock of the Company with a value of five times his or her annual fee for Board membership (excluding additional retainers for serving as non-executive Chairman, Lead Director or Committee Chair); and

•	our Chief Executive Officer and his three direct reports unless he or she owns stock of the Company with a value of four or three times his or her base salary, respectively.
Clawback Policy

•
We have adopted a policy pursuant to which the Company would seek to recoup any incentive cash compensation paid to an executive based upon financial results that are later restated, and would have resulted in a lower incentive cash compensation award, where the executive engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated.

Hedging, Short Sales, and Pledging Policies

•	We have adopted policies pursuant to which members of our Board of Directors, each named executive officer and certain other executives are prohibited from:

•	selling any securities of the Company that are not owned at the time of the sale ("short sale");

•	purchasing or selling puts, calls or other derivative securities of the Company at any time; and

•	pledging Company securities as collateral for a loan unless our Compensation Committee has given prior approval.
The Board of Directors and Its Committees
Board of Directors
We are managed under the direction of our Board of Directors. Our directors are: Daniel J. Altobello, Mark W. Brugger, W. Robert Grafton, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray, and Bruce D. Wardinski. Mr. McCarten is the Chairman of our Board of Directors and Mr. Grafton is our lead independent director. Each of our directors stands for election annually.
Director Independence
Our Board of Directors has adopted Guidelines on Significant Governance Issues (“Corporate Governance Guidelines”), which provide that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must be “independent” within the meaning of the NYSE Corporate Governance Rules, which provide that our Board of Directors must determine whether a director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and whether, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an officer of the Company;

•
the director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	the director or an immediate family member of the director was employed by a company when a present officer of the Company sat on that company’s compensation committee;

•	the director or an immediate family member received, during any 12-month period, more than $100,000 in compensation from the Company, other than director or committee fees or deferred compensation; or

•
the director is an employee, or an immediate family member is an executive officer, of a company that makes payments to or receives payments from the Company which exceed the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year.

In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than director fees; whether the director spent more time than is customary advising the executive officers of the Company; and whether we and/or any of our affiliates make substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.
Our Board of Directors has determined that each of Messrs. Altobello, Grafton, Ray and Wardinski and Ms. McAvey is an “independent” director under our independence standards and under the NYSE Corporate Governance Rules. These five directors comprise a majority of our seven-member Board of Directors.
In addition, Mr. McCarten satisfies each of the objective independence criteria set forth above and under the NYSE Corporate Governance Rules, as determined by our Board of Directors. Mr. McCarten ceased to be a named executive officer of the Company effective January 1, 2010. Further, our Board of Directors considered certain other factors described above and determined that, among other things, Mr. McCarten does not spend more time than is customary advising the executive officers of the Company and that he has otherwise satisfied each of the additional criteria for establishing director independence. Therefore, the only member of our Board of Directors who is not independent under the NYSE Corporate Governance Rules and our independence standards is Mr. Brugger, President and Chief Executive Officer, who is an employee of the Company.
Meetings
Our Board of Directors met six times during 2014. Each of our directors for 2014 attended at least 75% of the meetings of our Board of Directors. We expect each of our directors to attend our annual meeting of stockholders in person unless doing so would be impracticable due to unavoidable conflicts. In 2014, all of our directors attended our annual meeting of stockholders.
Directors who qualify as being “non-management” within the meaning of the NYSE Corporate Governance Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions are chaired by Mr. Grafton, the lead director of our Board of Directors.
Committees
Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted a written charter for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Board Committees and Charters.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Our Board of Directors may from time to time establish special or standing committees to facilitate the management of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.
Audit Committee
Our Audit Committee, pursuant to its written charter, assists our Board of Directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function.
Our Audit Committee is comprised of five of our independent directors: W. Robert Grafton (Chairman), Daniel J. Altobello, Maureen L. McAvey, Gilbert T. Ray and Bruce D. Wardinski. Each member of our Audit Committee is “independent” as that term is defined by the SEC and the NYSE. Our Board of Directors determined that each of Messrs. Altobello, Grafton and Wardinski qualifies as an “audit committee financial expert” as that term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.
Our Audit Committee met four times during 2014 and each of the members attended at least 75% of the meetings of the Audit Committee.
The Report of our Audit Committee is included in this proxy statement.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things: (i) identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees; (ii) overseeing the annual performance evaluation of our Board of Directors; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and policies and a code of business conduct and ethics, and periodically reviewing and recommending any changes to such guidelines and code.
Our Nominating and Corporate Governance Committee is comprised of five of our independent directors: Gilbert T. Ray (Chairman), Daniel J. Altobello, W. Robert Grafton, Maureen L. McAvey and Bruce D. Wardinski. Our Nominating and Corporate Governance Committee met five times during 2014 and each of the members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee.
Compensation Committee
Our Compensation Committee, pursuant to its written charter, among other things, (i) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation, (ii) reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for our other executive officers and non-employee directors and (iii) is responsible for recommending a successor chief executive officer to our Board of Directors if that position becomes or is expected to become vacant. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation.
Our Compensation Committee is comprised of five of our independent directors: Daniel J. Altobello (Chairman), W. Robert Grafton, Maureen L. McAvey, Gilbert T. Ray and Bruce D. Wardinski. Our Compensation Committee met five times during 2014 and each of the members attended at least 75% of the meetings of our Compensation Committee.
Pursuant to its charter, our Compensation Committee is authorized to retain any consultant, as well as approve the consultant's fees, scope of work and other terms of retention. In 2014, as in previous years, our Compensation Committee retained Frederic W. Cook ("F.W. Cook") as its consultant. F.W. Cook advises and consults with our Compensation Committee on compensation issues, compensation design, and keeps our Compensation Committee apprised of regulatory, legislative and accounting developments and competitive practices related to executive compensation. F.W. Cook assisted our Compensation Committee in the design, structure and implementation of the executive compensation program for 2014. F.W. Cook reports directly to our Compensation Committee, and a representative of F.W. Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee Chairman or its members outside of meetings. F.W. Cook does no other work for the Company.
In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, F.W. Cook addressed each of the six independence factors established by the SEC with our Compensation Committee. Their responses affirmed the independence of F.W. Cook on executive compensation matters. Based on this assessment, our Compensation Committee determined that the engagement of F.W. Cook does not raise any conflicts of interest or similar concerns.
The Report of our Compensation Committee is included in this proxy statement.
Consideration of Director Nominees
Stockholder Recommendations
Stockholders of record of DiamondRock may recommend candidates for inclusion by our Board of Directors in the slate of nominees that our Board of Directors recommends to stockholders. Our Nominating and Corporate Governance Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee and set forth in its charter. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2015 annual meeting. All stockholder recommendations for director candidates for election at our 2016 annual meeting of stockholders must be submitted to our Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to our stockholders in connection with the previous year’s annual meeting and must include the following information:

•	the name and address of record of the stockholder;

•
a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•
the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•
a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time and set forth in the Nominating and Corporate Governance Committee charter;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

•
the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors by following the procedures set forth in the Bylaws of the Company and described in the section titled “Stockholder Nominations of Directors.”
Board of Directors Membership Criteria
Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:

•	have the highest personal and professional integrity;

•	have demonstrated exceptional ability and judgment; and

•	be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.
In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:

•	a majority of our Board of Directors will be “independent” as defined by the NYSE Corporate Governance Rules;

•	each of our Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and

•
at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Identifying and Evaluating Nominees
Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chairman and chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.
Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate whom it is considering or who has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the right to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Criteria and Diversity
In considering whether to recommend any candidate for inclusion in our Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee will apply the minimum criteria set forth above as well as the Board membership criteria set forth in our Corporate Governance Guidelines. We do not have a formal diversity policy. However, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee, when recommending to our Board of Directors the types of skills and characteristics required of Board members, should consider such factors as relevant experience, intelligence, independence, commitment, compatibility with the Board culture, prominence, diversity, understanding of our business and such other factors as the Nominating and Corporate Governance Committee deems relevant. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Nominating and Corporate Governance Committee may therefore consider a broad range of factors related to the qualifications and background of nominees, which is not limited only to diversity. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee will confer with our full Board of Directors as to the criteria it intends to apply before a search for a new director is commenced.
Board Leadership Structure
Our Corporate Governance Guidelines permit our Board of Directors to determine whether it is in the best interests of the Company to combine or separate the roles of Chief Executive Officer and Chairman at a given point in time. Our Board of Directors believes that it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman be separated in order for the individuals appointed to each position to focus on their primary role. Our Chief Executive Officer, Mr. Brugger, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. McCarten, our Chairman, provides guidance to our Chief Executive Officer, presides over meetings of our full Board of Directors and, together with the lead director, sets the agenda for meetings of the Board of Directors. In the future, our Board of Directors may determine that it would be in the best interests of the Company to combine the roles of Chairman and Chief Executive Officer.
Our Corporate Governance Guidelines provide that our Board of Directors will adopt a “lead director” structure where one independent director is selected to serve as an interface between the Chief Executive Officer and our Board of Directors. Mr. Grafton is our lead director. The lead director is the presiding director when our Board of Directors meets in executive session. In addition, our lead director’s duties include assisting our Board of Directors in assuring compliance with, and implementation of, our Corporate Governance Guidelines, coordinating the agenda for, and moderating sessions of, our Board’s independent directors and acting as principal liaison between our independent directors and our Chief Executive Officer on certain issues.
The Board’s Role in Risk Oversight
Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Our Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, our Board of Directors administers its risk oversight function through the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancings and the election and retention of DiamondRock’s senior management. There is also direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees and regular periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of DiamondRock as a “real estate investment trust” for tax purposes and DiamondRock’s internal controls and financial reporting. Our Board of Directors also relies on management to bring significant matters impacting DiamondRock to its attention. As part of its charter, our Audit Committee oversees our policies with respect to risk assessment and risk management.
Risk Considerations in our Compensation Program
Our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk. DiamondRock’s leadership and culture encourage long-term stockholder value creation, not short-term stockholder-value maximization. We evaluate performance based on both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Consistent with our long-term focus, we do not believe that any of our compensation policies and practices for our named executive officers or any other employee encourage excessive risk-taking. In fact, many elements of our executive compensation program serve to mitigate excessive risk-taking. For example, we provide what we believe to be a balanced mix of base salary, annual cash incentives and long-term equity incentives. Our base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms. Long-term equity incentive compensation is provided through the use of full-value shares and awards based on relative stockholder return, which encourage our executives to maintain as well as increase stockholder value. A significant portion of the long-term executive compensation is tied to the Company’s performance measured over a three-year period relative to a lodging REIT peer group. Our clawback policy, stock ownership policies and anti-hedging policies further mitigate risk. We have not granted stock options for several years. For more information regarding our compensation program, see the section titled “Compensation Discussion and Analysis.”
Communications with our Board of Directors
If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814. In addition, you may do so online at http://www.drhc.com/whistleblowerPolicies.html. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).
Other Corporate Governance Matters
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to our General Counsel, who is also our chief compliance officer.
Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.
A copy of the Code of Ethics is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Corporate Governance Charters.” A copy of our Code of Ethics is also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.drhc.com under the heading “Corporate Governance”, under the subheading “Corporate Governance Charters” and under the document entitled “Guidelines on Significant Governance Issues.” Our Corporate Governance Guidelines are also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

Conflicts of Interest
Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving a director, executive officer or the compliance officer should be disclosed directly to our Chairman of our Board of Directors and the Chairperson of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests.
Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•
the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•
the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than the votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.
Succession Policy
Our Board of Directors has adopted a succession policy for the Chief Executive Officer to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer. Under this policy, our Compensation Committee is responsible to recommend to our full Board of Directors, in the event of an emergency, an interim Chief Executive Officer and to lead the search for a permanent Chief Executive Officer after the interim position has been filled or when there is sufficient time to fill the position when our Compensation Committee is aware that the position will become vacant for a reason other than an emergency.

DIRECTOR COMPENSATION
The following chart summarizes the compensation earned by our non-employee directors in 2014. Directors who are employees receive no separate compensation for being members of our Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William W. McCarten	175,000	77,500	1,967	254,467
(Chairman)
W. Robert Grafton	100,000	77,500	4,487	181,987
(Lead Director & Audit Committee Chairperson)
Daniel J. Altobello	90,000	77,500	3,299	170,799
(Compensation Committee Chairperson)
Maureen L. McAvey	75,000	77,500	—	152,500
(Director)
Gilbert T. Ray	85,000	77,500	4,252	166,752
(Nominating and Governance Committee Chairperson)
Bruce D. Wardinski	75,000	77,500	—	152,500
(Director)

(1)	Mr. Brugger is not included in this table because he was an employee of the Company in 2014 and thus received no separate compensation for service as a director.

(2)
The amounts set forth in this column represent the grant-date fair value of unrestricted stock awards to our non-employee directors. Each non-employee director was granted 6,557 fully vested shares of common stock on May 15, 2014. Such shares had a market value of $77,500 on such date, based on the closing price for shares of our common stock on the NYSE on such day. The fair market value of such shares was recognized as compensation expense on the grant date.

The non-employee directors are permitted to elect to defer the receipt of the annual unrestricted stock award. Those non-employee directors who elect to defer such awards were instead granted an award of deferred stock units. The deferred stock units will be settled in shares of stock in a lump sum six months after the director ceases to be a member of our Board of Directors. Messrs. Grafton and Ray and Ms. McAvey elected to receive deferred stock units and Messrs. McCarten, Altobello and Wardinski elected to receive shares of common stock.

(3)	Reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or other hotels or resorts.
Cash Compensation
We compensate our directors through an annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees was comprised of the same five independent directors in 2014 and often a meeting might discuss matters involving the area of responsibility of more than one committee. In July of each year, our Compensation Committee reviews the compensation of our non-employee directors.
In 2014, our Compensation Committee engaged F.W. Cook to conduct a study of compensation paid to non-employee directors of comparable public companies. Based on this review, the annual cash retainer for Board service was increased by $5,000 (from $72,500 to $77,500) effective July 1, 2014. Therefore, the cash retainer paid was $36,250 for the six months ended June 30, 2014, and $38,750 for the six months ended December 31, 2014. The additional retainers for our Chairman, Committee Chairs and the Lead Director were unchanged.
The following chart reflects the annual cash retainers paid to our non-employee directors in 2014.

Name	Annual Fee for Board Membership	Annual Fee for Committee Chairs & Lead Director	Total Cash Fees Paid
William W. McCarten	$75,000	$100,000	$175,000
(Chairman)
W. Robert Grafton (1)	$75,000	$25,000	$100,000
(Lead Director & Audit Committee Chairperson)
Daniel J. Altobello	$75,000	$15,000	$90,000
(Compensation Committee Chairperson)
Maureen L. McAvey	$75,000	$—	$75,000
(Director)
Gilbert T. Ray	$75,000	$10,000	$85,000
(Nominating and Governance Committee Chairperson)
Bruce D. Wardinski	$75,000	$—	75,000
(Director)

(1)	The additional annual retainer for our lead director is $10,000 and the additional annual retainer for the Audit Committee Chairperson is $15,000.
Equity Compensation
As part of their regular annual compensation, each of our non-employee directors receives a grant of fully vested shares of common stock each year. The non-employee directors may elect to defer the receipt of the annual stock award. Those non-employee directors who elect to defer such awards will instead be granted an award of deferred stock units and the deferred stock units will be settled in shares of common stock in a lump sum six months after the director ceases to be a member of our Board of Directors. On May 15, 2014, we issued (i) 6,557 shares of common stock to each of those directors electing to receive the equity award and (ii) 6,557 deferred stock units to each of those directors electing to defer the equity award, both of which had a value of $77,500, based on the closing stock price for our common stock on the NYSE on such day. Based on the review of director compensation conducted in July 2014 by F.W. Cook, the annual equity grant value was increased from $77,500 to $82,500, to be effective for the grant made at the 2015 annual meeting.
Expenses and Perquisites
We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees or attending continuing professional education classes.
In addition, each of the members of our Board of Directors is entitled to reimbursement for up to $10,000 per annum of lodging, meals, parking and certain other expenses at all of our hotels as well as at other hotels and resorts. The purpose of this policy is to encourage our directors to visit our hotels and other hotels in order to maintain and enhance their knowledge of our portfolio and the lodging industry. All of such reimbursement was considered taxable income to the director who stayed at the hotel or resort and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”
Stock Ownership Policy for Directors
Under our stock ownership policy, each of our non-employee directors has an ownership target which establishes, on an annual basis, the number of shares each non-employee director should hold of Company stock. If a non-employee director holds less than the ownership target, he or she is restricted from selling any shares of Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the issuance of Company stock from equity compensation grants, and except for shares that the director has purchased on the open market.
We count towards this minimum equity ownership policy owned shares and deferred stock units. The ownership target for a non-employee director is determined by multiplying the annual fee for Board membership for that year by five and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($15.05 per share for 2015). Each of our non-employee directors holds shares in excess of his or her 2015 ownership target, except for Mr. Wardinski, who holds shares below the ownership target because he was appointed to our Board of Directors in January 2013 and has not had sufficient time to accumulate shares equal to his ownership target.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Our “named executive officers” for 2014 were as follows:

Name	Title
Mark W. Brugger	President and Chief Executive Officer
Sean M. Mahoney	Executive Vice President, Chief Financial Officer and Treasurer
Robert D. Tanenbaum	Executive Vice President and Chief Operating Officer
Troy G. Furbay	Executive Vice President and Chief Investment Officer (1)
William J. Tennis	Executive Vice President and General Counsel

(1)	Mr. Furbay's employment commenced on April 9, 2014 and he was appointed Executive Vice President and Chief Investment Officer on May 6, 2014.
Our executive compensation program has been designed to meet the following objectives:

•	to be straightforward, transparent and market-based;

•	to create proper incentives for our executive team to achieve corporate and individual performance objectives and maximize long-term stockholder value; and

•	to comply with sound corporate governance practices.
Our executive compensation program consists of base salary, annual cash incentive compensation opportunities, annual long-term equity incentive grants and limited perquisites.
Company Highlights
In 2014, the lodging industry profited from the continuing recovery in lodging fundamentals and our high-quality hotel portfolio proved to be well-positioned to benefit from the larger industry’s success. The completion of our $140 million capital expenditure program in early 2014 also contributed to our strong results in 2014 and the Company was able to deliver total stockholder returns of approximately 33 percent. We continued to successfully execute on our strategic objectives, including an intense focus on asset management, capital investment, and balance sheet management.
We realized several significant accomplishments in 2014, including:

•	Increased Pro Forma Revenue per Available Room (RevPAR) by 11.6% from 2013

•	Completed a $140 million capital expenditure program, which transformed and upgraded eight of our core hotels, in early 2014

•	Acquired four hotels for approximately $382 million: the Inn at Key West, Hilton Garden Inn Times Square, Westin Fort Lauderdale Beach Resort and the Shorebreak Hotel (which closed in February 2015)

•	Sold two non-core hotels for approximately $190 million

•	Achieved total stockholder return of approximately 33%, which exceeded the lodging REIT competitive set

•	Paid four quarterly dividends totaling $0.41 per share, returning over $80 million to stockholders

•	Refinanced mortgage loans secured by two of our hotels, increasing proceeds and reducing borrowing cost

2014 Compensation Overview
Highlighted below are the key components of our executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Purpose		Process/Highlights
Base Salary	•	Fixed compensation necessary to attract and retain executive talent.	•	Executive base salaries are reviewed in the fourth quarter each year.
	•	Based on competitive market, individual role, experience, performance and potential.	•	Refer to the subsection entitled “Base Salary” under the discussion of “Compensation Elements” for a three-year history of base salaries for the named executive officers.
Annual Cash Incentive Compensation	•	Performance-based cash incentives that reward achievement of annual performance objectives.	•
In 2014, our AFFO per share was $0.92 resulting in a payout of 150% of target for this component. Our hotel market share performance resulted in a payout of 96% of target for this component. The executives achieved the maximum for their individual objectives. Actual bonuses paid in 2014 were approximately 160% of each executive's target opportunity.

	•	Tied to Company's business plan and individual goals.
	•	Based 70% on Adjusted Funds From Operations (AFFO) per share, 25% on individual objectives, and 5% on hotel market share performance.
			•	Refer to the subsection entitled "Cash Incentive Compensation Program" under the discussion of "Compensation Elements" for more detail.
Long-Term Equity Incentive Compensation	•	Aligns executive compensation with total stockholder return over multi-year performance and vesting periods.	•	Grants are made in the first quarter each year.
	•	50% of long-term equity incentives are earned based on Company performance relative to peers.	•
Grants made in 2014 were 50% in performance stock units (PSUs) that may be earned from 0% to 150% of a target number of PSUs based on our total stockholder return relative to a peer group over a three-year performance period and 50% in restricted stock that vests over three years.

Refer to the subsection entitled "Long-Term Equity Incentive Compensation Program" under the discussion of "Compensation Elements" for more detail.
Benefits and Limited Perquisites	•	Designed to attract and retain high-performing employees.	•	All employee plans are reviewed annually
	•	Includes health and dental insurance, term life insurance, disability coverage and a 401(k) plan match.	•	As a member of our Board of Directors, Mr. Brugger is entitled to reimbursement of $10,000 for certain hotel stays, which he has never used.
•
Named executive officers participate in the same benefits plans as all other employees, with the exception of a newly-implemented deferred compensation plan, in which executive officers and certain senior-level employees may defer earned compensation. There is no Company match in effect for the deferred compensation plan.

Target Direct Compensation Mix

The following charts illustrate the target mix between direct compensation elements (base salary, annual cash bonus and long-term equity incentives in the form of restricted stock (RSUs) and PSUs) for our Chief Executive Officer and the average of our other named executive officers.

*	Other NEOs include Messrs. Mahoney, Tanenbaum, Furbay and Tennis.

Compensation Best Practices
Our executive compensation program incorporates the following best practices:

•	Our executives’ total compensation opportunity is primarily based on performance, awarded through our annual and long-term incentive compensation programs.

•	No guarantees of minimum cash incentive payments.

•
Our Chief Executive Officer receives 60% of total compensation in the form of long-term equity incentives. Other named executive officers receive approximately half of total compensation in the form of long-term equity incentives.

•	No dividends are paid on unvested stock awards unless and until the awards actually vest.

•	Double-trigger for any change in control payments under severance agreements.

•	Named executive officers are required to accumulate and hold a meaningful amount of stock.

•
No perquisites to named executive officers that are not otherwise provided to all employees, except for Mr. Brugger in his capacity as a member of our Board of Directors and a deferred compensation plan, in which executive officers and certain senior-level employees may defer earned compensation. There is no Company match in effect under the deferred compensation plan.

•	Our Compensation Committee retains and meets regularly with an independent compensation consultant to advise on executive and director compensation.

•	Our Compensation Committee regularly reviews the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.

•	Clawback policy in effect to recover amounts inappropriately paid in the event of a restatement of our financial statements.

•	Anti-hedging policies in effect to prohibit short sales and the purchase or sale of puts, calls or other derivative securities of the Company.

•	Prohibition of pledging of Company securities unless our Compensation Committee gives prior approval.

•	Our programs are designed to be financially efficient from tax, accounting, cash flow and share dilution perspectives.
Compensation Committee Procedures, Compensation Consultant, Input of Named Executive Officers on Compensation and Stockholder Advisory Resolution
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and all other executive officers. Our Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.
In determining executive compensation for 2014, our Compensation Committee considered the overwhelming stockholder support for the “say-on-pay” proposal received at the 2013 annual meeting of stockholders. As a result, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future. Further, at the 2014 annual meeting of stockholders, stockholders again overwhelmingly endorsed the Company's executive compensation by voting 96% in favor of such compensation.
Independent Consultant
F.W. Cook advises our Compensation Committee on compensation program design and the amounts we should pay to our executives. They provide our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. F.W. Cook also advises our Compensation Committee on the design of the compensation program for non-employee directors. F.W. Cook does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. As part of the process of assessing the effectiveness of the Company’s compensation programs, F.W. Cook receives input from our Chief Executive Officer regarding the Company’s strategic goals and the manner in which the compensation plans should support these goals.
Annual Process
In the fourth quarter of each year, our Compensation Committee reviews the total compensation of each of our executive officers for the prior year, including an estimate of the incentive plan compensation for the current year, a summary of all executive severance agreements and a calculation of potential change-in-control costs. Our Compensation Committee, at this meeting, also reviews appropriate compensation studies and surveys. After the review, our Compensation Committee finalizes and approves the design of the compensation plan for the upcoming year.
Our Compensation Committee engages F.W. Cook to provide a benchmarking study of executive officer compensation compared to competitive sets. Following the review of the study and considering the skill level of each executive, our Compensation Committee sets an appropriate base salary for the executive officers along with target bonuses and equity awards for the following year.
Subsequent to the end of the year, once the financial results for the prior year are available and the annual budget for the current year is finalized, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term incentive awards.
We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy. We do not believe the compensation structure for our named executive officers in 2015 will change materially from 2014.
Use of Competitive Sets
Each year, our Compensation Committee conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs. We confirm that our compensation levels are in line with the overall market by evaluating our compensation against a secondary competitive set of similarly-sized, self-managed, non-lodging REITs. While the compensation practices of the non-lodging REIT competitive set is reviewed for reference, our Compensation Committee focuses predominantly on the lodging REIT competitive set when making compensation decisions. As we target our total compensation to be competitive with that of our competitive sets, we seek to ensure that approximately half of the compensation paid to our executives is in the form of equity; as a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive sets. We generally attempt to pay base salaries at levels competitive with that of our competitive sets.
In 2013, F.W. Cook conducted a competitive analysis of executive compensation levels against our competitive sets to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives for 2014. The primary competitive set was comprised of nine lodging-focused, self-managed REITs. We typically review the executive compensation practices at Host Hotels & Resorts, Inc. (NYSE: HST), but we exclude this information from our competitive set as HST is substantially larger than us. The secondary competitive set was comprised of eleven similarly-sized, self-managed, non-lodging REITs, which invest in a variety of assets, including office, apartment and retail properties. The REITs in each competitive set for the 2013 analysis were:

Lodging REIT Competitive Set
Company	Ticker Symbol
Ashford Hospitality Trust	AHT
Chesapeake Lodging Trust	CHSP
Felcor Lodging Trust	FCH
LaSalle Hotel Properties	LHO
Pebblebrook Hotel Trust	PEB
RLJ Lodging Trust	RLJ
Ryman Hospitality Properties, Inc.	RHP
Strategic Hotels and Resorts, Inc.	BEE
Sunstone Hotel Investors, Inc.	SHO

Non-Lodging REIT Competitive Set
Company	Ticker Symbol
Brandywine Realty Trust	BDN
Colonial Properties Trust	CLP
Corporate Office Properties Trust	OFC
DCT Industrial	DCT
East Group Properties, Inc.	EGP
EPR Properties	EPR
First Industrial Realty Trust	FR
Mack-Cali Realty Corporation	CLI
Medical Properties Trust	MPW
Sun Communities, Inc.	SUI
Washington REIT	WRE

In 2014, F.W. Cook again conducted a competitive analysis of executive compensation levels against two competitive sets to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives for 2015. The same Lodging REIT competitive set was used for the 2013 and 2014 analyses. The REITs in the Non-Lodging REIT competitive set were that same in both years except that (i) Equity One, Inc., Healthcare Trust of America, Inc. and Post Properties, Inc. were added for the 2014 analysis and (ii) Colonial Properties Trust, Mack-Cali Realty Corporation and Washington REIT were not included for the 2014 analysis.

Our executives’ actual compensation for 2014 compared to the 2013 compensation of executives in our most recent competitive sets is as follows:

Lodging REIT Competitive Set
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Compensation
Mr. Brugger	Chief Executive Officer	8 of 10	7 of 10	7 of 10	7 of 10
Mr. Mahoney	Chief Financial Officer	6 of 10	7 of 10	7 of 10	8 of 10
Mr. Tanenbaum	Top Operations/Asset Management Officer (1)	5 of 8	6 of 8	4 of 8	6 of 8
Mr. Furbay	Chief Investment Officer (1)(2)	5 of 6	3 of 6	6 of 6	6 of 6
Mr. Tennis	General Counsel (1)	3 of 5	3 of 5	3 of 5	4 of 5

(1)
Certain of the companies included in the Lodging REIT and Non-Lodging REIT Competitive Sets do not publicly report compensation for a Top Operations/Asset Management Officer, Chief Investment Officer or General Counsel.

(2)	Annual cash incentive and total compensation for Mr. Furbay assume target performance since he was hired in April 2014.

Non-Lodging REIT Competitive Set
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Compensation
Mr. Brugger	Chief Executive Officer	4 of 12	5 of 11	5 of 12	7 of 11
Mr. Mahoney	Chief Financial Officer	3 of 12	6 of 12	5 of 12	4 of 12
Mr. Tanenbaum	Top Operations/Asset Management Officer	3 of 9	5 of 8	5 of 9	6 of 8
Mr. Furbay	Chief Investment Officer	2 of 4	3 of 4	3 of 4	3 of 4
Mr. Tennis	General Counsel	1 of 4	2 of 4	2 of 4	2 of 4

Combined Competitive Sets
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Compensation
Mr. Brugger	Chief Executive Officer	50th Percentile	50th Percentile	50th Percentile	25th-50th Percentile
Mr. Mahoney	Chief Financial Officer	50th-75th Percentile	25th-50th Percentile	50th Percentile	50th Percentile
Mr. Tanenbaum	Top Operations/Asset Management Officer	25th-50th Percentile	25th-50th Percentile	50th Percentile	25th-50th Percentile
Mr. Furbay	Chief Investment Officer	25th-50th Percentile	50th Percentile	<25th Percentile	<25th Percentile
Mr. Tennis	General Counsel	50th-75th Percentile	50th Percentile	50th Percentile	50th Percentile
The tables above reflect our relative ranking in actual compensation for 2014 versus peer group data for 2013. However, the Committee primarily uses the competitive data to set prospective target pay opportunities. Actual compensation may be above or below these targets, based on actual performance. Furthermore, the realized value of equity compensation will likely vary from the target value depending on our stockholder return performance, both on an absolute basis and, with respect to the PSUs, relative to the peer group. With respect to target pay opportunities:

•
Our Compensation Committee reviewed the market data prepared by F.W. Cook in the fourth quarter of 2013, and made no change to Mr. Brugger's target pay opportunity for 2014, as it was consistent with market median. Based on the market data prepared by F.W. Cook in the fourth quarter of 2014, our Compensation Committee increased Mr. Brugger's total compensation opportunity for 2015 to bring it closer to the median of the combined competitive set. In reaching these conclusions our Compensation Committee relied on several factors:

•
The total stockholder returns for the Company in 2013 and 2014 were approximately 33% each year, and exceeded the returns of the Lodging REIT Competitive Set (with the addition of Host Hotels & Resorts) and substantially exceeded the returns of the Non-Lodging REIT Competitive Set for the two-year period.

•
In addition to achieving the goals for the Company and himself established in the beginning of the year, Mr. Brugger also led the Company in achieving the accomplishments set forth above under 2014 Performance Highlights.

•
Mr. Brugger has extensive experience in lodging, real estate and public company finance and management, and has almost 20 years of experience as a real estate executive including valuable experience in his role as Chief Executive Officer of the Company for six years.

•
Our Compensation Committee determined the compensation for Mr. Tanenbaum, as Chief Operating Officer, based on several factors, including his more than 20 years of experience in the lodging industry. Our Compensation Committee targeted the compensation of Mr. Tanenbaum to be near the median of the lodging REIT competitive set.

•
Our Compensation Committee concluded that, in light of Mr. Mahoney’s experience as Chief Financial Officer, each of the major elements of Mr. Mahoney’s compensation, as well as his total compensation, for 2014 should be targeted near the median in each of the various competitive sets.

•
Our Compensation Committee determined the compensation of Mr. Furbay, as the newly appointed Chief Investment Officer, based on several factors. Our Compensation Committee believed that the compensation should be attractive in order for Mr. Furbay to accept the position of Chief Investment Officer and should also reflect his considerable experience and success as a chief investment officer and head of acquisitions with other companies prior to joining DiamondRock.

•
Target pay opportunities for Mr. Tennis were set with reference to the market data, but also taking into consideration his experience in the lodging industry. Our Compensation Committee believes that Mr. Tennis’ target compensation opportunity is appropriate in light of his responsibilities and significant knowledge gained over his two decades of experience in the lodging industry.

Stockholder Advisory Resolution
During our 2014 Annual Meeting, stockholders were provided the opportunity to cast votes to approve a non-binding advisory resolution on executive compensation (a “say-on-pay” proposal). We recommended that stockholders vote in favor of the say-on-pay proposal. Approximately 96% of stockholders voting at the 2014 Annual Meeting voted to approve the non-binding advisory resolution on executive compensation. As a result of the high level of stockholder support, our Compensation Committee did not make changes to the structure of our overall compensation program.
Compensation Elements
Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of four core elements of compensation:

1.	base salary;

2.	cash incentive compensation program;

3.	long-term incentive compensation; and

4.	benefits and limited perquisites.

1.	Base Salary
We review our executives’ base salaries annually in the fourth quarter of each calendar year.
Our primary compensation philosophy is to target our total compensation to be competitive with that of our competitive sets and to ensure that approximately half of the compensation paid to our senior executives is in the form of equity. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive sets, with a primary focus on the lodging REIT competitive set. During our annual compensation review, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive sets. However, we adjust base salaries to reflect each executive’s assigned responsibilities, relevant level of experience and individual performance compared to other members of the competitive sets.
The base salaries for 2015, 2014 and 2013 are as follows:

Name	2015	2014	2013
Mark W. Brugger	$765,000	$725,000	$725,000
Sean M. Mahoney	$412,000	$400,000	$386,000
Robert D. Tanenbaum	$412,000	$400,000	$400,000
Troy G. Furbay (1)	$402,000	$390,000	$—
William J. Tennis	$361,000	$350,000	$340,000

(1)	Mr. Furbay's employment commenced on April 9, 2014.
For the calendar year 2015, our Compensation Committee determined that Mr. Brugger's base salary would increase by approximately 5.5% to maintain his target compensation at the median of the Lodging REIT Competitive Set. This is the first increase in Mr. Brugger's base salary in three years. In addition, our Compensation Committee determined it was appropriate to increase the base salaries of Messrs. Mahoney, Tanenbaum, Furbay and Tennis by approximately 3% based on the median base salary among the competitive sets. The base salary increase for these executive officers is also consistent with the base salary increases for all other employees of the Company. The respective base salaries for all of our named executive officers are in the median range of the lodging REIT competitive set.

2.	Cash Incentive Compensation Program
We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by our Compensation Committee at the beginning of that fiscal year. To date, no cash incentive compensation has been paid to our executives other than in accordance with this program.
The performance measures and weightings established by our Compensation Committee for 2014 under our cash incentive compensation program are set forth below.

Components of Cash Incentive Compensation Program	Weighting	Actual Achievement
Adjusted Funds From Operations per share (AFFO per share) (1)	70%	150% of Target
Hotel Market Share Performance	5%	96% of Target
Achievement of certain individual performance objectives	25%	Maximum

(1)
We compute the AFFO component of the cash incentive program by adjusting Funds From Operations (or FFO), which we calculate in accordance with the standards established by NAREIT, for certain non-cash items. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2014. In addition, the Budget AFFO per share excludes the income tax provision and corporate bonus expense.

The annual incentive opportunity ranges for 2014 and the actual cash incentive compensation earned and paid for 2014 performance as a percentage of base salary were as follows:

	2014 Cash Incentive Opportunity			2014 Cash Incentive Earned
Name	Threshold	Target	Maximum	% of Base Salary	$ Value
Mark W. Brugger	60%	120%	240%	192%	$1,390,260
Sean M. Mahoney	40%	80%	160%	128%	$511,360
Robert D. Tanenbaum	40%	80%	160%	128%	$511,360
Troy G. Furbay	40%	80%	160%	128%	$346,954
William J. Tennis	40%	80%	160%	128%	$447,440

(1)	Mr. Furbay's annual cash incentive was prorated for his period of employment in 2014.
AFFO Per Share
The AFFO component of our cash incentive compensation program is determined by calculating how well the Company performed against the AFFO target, which is based on the 2014 budget approved by our Board of Directors. The following table illustrates the threshold, target, and maximum AFFO per share objectives for the 2014 cash incentive program.

Performance Level	AFFO/Share		Cash Incentive Payout (as % of Target)
<Threshold	<	$0.79	0%
Threshold		$0.79	50%
Target		$0.88	100%
Maximum		$0.97	200%
For performance that falls between threshold and the target or between the target and maximum, bonuses are calculated based on a linear interpolation for achievement in between each of those performance levels, with the maximum that a named executive officer could earn being 200% of the target. In 2014, the senior executives earned 150% of target under this component based on AFFO per share of $0.92.
Hotel Market Share Performance
The Hotel Market Share Performance component of our cash incentive compensation program is based on the achievement of established goals for each hotel’s market penetration relative to its respective competitive set, as measured by Smith Travel Research, a third party research firm. This component incents the management team to focus on relative performance of the hotel regardless of the economic environment. For each of the 25 hotels we owned for the majority of 2014 that achieved the market share penetration goal, the executives earned 1/25 of the maximum opportunity for this component of their bonus. In 2014, 12 of the 25 hotels achieved their market share penetration goal; therefore, the senior executives earned ninety-six percent of target (forty-eight percent of maximum) for this component.
Individual Performance Objectives
Twenty-five percent of each executive’s annual cash incentive is based on achievement of individual objectives. Our Compensation Committee established individual objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities.
The executive officers shared several common objectives in 2014. These common objectives were to achieve the 2014 budget, dispose of at least one non-core hotel, actively pursue accretive acquisitions, achieve performance goals related to the repositioning of the Lexington Hotel New York City, and execute the capital plans of certain hotels.
The other objectives were personal to each executive officer and varied based upon the executive’s position and responsibilities as they related to the Company’s overall business plan. A summary of each executive’s objectives is as follows:

•
Mr. Brugger’s objectives primarily involved providing leadership in achieving the Company’s 2014 objectives, implementing a strategic plan for the Company that was established by our Board of Directors prior to 2014, focusing the Company’s associates on accomplishing the top priorities and ensuring resources are in place to do this, establishing priorities for capital expenditures while putting in place resources to complete the capital projects and articulating the Company's strategy to its investors.

•
Mr. Tanenbaum's objectives primarily involved establishing and implementing revenue maximization strategies, improving operating profit margins, planning and implementing a strategic program of capital expenditures at our hotels, analyzing and recommending return-on-investment projects at certain hotels, developing a strategic plan for the rebranding and management of one of our hotels and developing a plan for professional development.

•
Mr. Mahoney’s objectives primarily involved maintaining the leverage targets established by our Board of Directors, completing the financing of one or more hotels, identifying the optimal funding strategy for each of our acquisitions, developing an action plan for debt maturities in 2015 and 2016, continuing the professional development of himself and his direct reports, managing the Company’s investor relations and evaluating corporate-level opportunities.

•
Mr. Furbay's objectives involved leading the Company in acquiring hotels that align with our strategy and disposing of non-core hotels. In addition, he is responsible for evaluating and advising the Company on whether to expand one of our key hotels, working with Mr. Tanenbaum in developing a strategic plan for the rebranding and management of one of our hotels and analyzing and recommending acquisitions in certain markets where the Company does not currently own hotels.

•
Mr. Tennis’ objectives primarily involved advising senior management on, and managing the process for, all hotel acquisitions, dispositions and other transactions, overseeing certain legal proceedings, overseeing the legal documentation for all financings, advising on certain labor matter involving union hotels, and assessing and advising on the Company’s corporate governance policies, risk management policies and executive compensation.

Our Compensation Committee requested that each of the executives prepare a report summarizing individual achievements relative to individual business objectives, and our Compensation Committee asked our Chief Executive Officer to provide his assessment of each officer and a self-assessment of his own performance. Following the review of the reports and a detailed discussion with our Chief Executive Officer regarding each of the other officers, our Compensation Committee concluded that each of the executives substantially completed all of the individual objectives and that each executive earned a maximum payout for the individual component of each executive’s bonus. Our Compensation Committee reached this conclusion upon weighing the superb results achieved by the Company in 2014. Not only did each executive professionally perform the objectives personal to him at a high level, but together the executives achieved the following outstanding results for the Company:

•	Total shareholder return for 2014 was approximately 33%, exceeding the overall REIT index by 230 basis points and the lodging REIT index by 290 basis points.

•	RevPAR increased 11.6%, significantly higher than the industry average of 8%.

•	Profit margins expanded over 270 basis points compared to an industry average of approximately 160 basis points.

•	Successfully acquired $382 million of high-quality hotels and sold nearly $200 million of non-core hotels.

•	Completed over $250 million in new financings and refinancings, significantly lowering borrowing costs.

•	Successfully executed the completion of a $140 million capital expenditure program.

3.	Long-Term Incentive Compensation
Generally, we target providing approximately half of each executive’s total compensation opportunity in the form of long-term equity incentives. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our competitive sets. On this basis, our Compensation Committee determined that Mr. Brugger's long-term equity incentive award should be approximately 60% of his total compensation in order to further align his compensation with the total stockholder return of the Company.
We generally grant equity awards annually in March. We grant equity awards to align the interests of our executives with those of our stockholders, and to create incentives for our executives to protect and grow shareholder value, including through maintenance and growth of our dividend. Our executive officers are not guaranteed any minimum number of shares of restricted stock or other equity grants.
Types of Awards
Commencing in 2013, based on a recommendation from F.W. Cook, we granted an award to each executive officer that consisted of 50% restricted stock and 50% performance stock units, or PSUs. From 2010 to 2012, we granted awards consisting of 75% restricted stock and 25% market stock units, or MSUs. Each of these types of awards is described in more detail below.
Restricted Stock
We grant restricted stock to align the interests of our executive officers with those of our stockholders and to help retain the services of our executives through multi-year vesting schedules. Our restricted stock awards vest in three equal annual installments from the date of grant. All dividends on unvested shares accrue and are paid out only when the underlying restricted shares vest.
Performance Stock Units
PSUs entitle each executive officer to earn shares of common stock subject to the achievement of certain levels of total stockholder return relative to the total stockholder return of a peer group over a three-year performance period. PSUs vest at the end of the three-year performance period. Dividends are not paid currently on the common stock underlying the PSUs; instead, the dividends are treated as "re-invested" and are only earned to the extent the underlying PSU is also earned. The peer group used for purposes of calculating the relative performance of the Company's stock is the same as the Lodging REIT Competitive Set referred to above, with the addition of Host Hotels & Resorts.
Each executive officer is granted a target number of PSUs. The actual number of PSUs earned will range from zero to 150% of the target number of PSUs based on the Company's percentile rank relative to the peer group at the end of the three-year performance period. The total stockholder return of the Company and each of the peer group companies is equal to the ratio of (x) the 30-day average closing price of common stock as of the last day of the performance period, plus reinvested dividends to (y) the 30-day average closing price of common stock as of the grant date. Based on this ratio, the Company's relative total stockholder return percentile within the peer group is determined and the number of PSUs earned is calculated in accordance with the following:

DRH Relative TSR Percentage Rank*	Percent of Target PSUs Earned
< 30th Percentile	0%
30th Percentile	50%
50th Percentile	100%
> or Equal to 75th Percentile	150%

*	Linear interpolation for performance between the 30th and 50th percentile and for performance between the 50th and 75th percentile

PSUs are settled at the end of the three-year performance period by the issuance of a share of common stock for every PSU earned.
Our Compensation Committee decided to incorporate PSUs into our long-term incentive program in an effort to create stronger pay-for-performance alignment. Our Compensation Committee has evaluated several long-term incentive alternatives over the years to determine a mix that best supports our objectives and is effective for us, given our REIT structure. Our Compensation Committee believes that PSUs align our interests with those of stockholders because they calibrate earned compensation to our performance relative to our peers, which are investment alternatives for our stockholders. As compared to time-based restricted stock, PSUs reward both absolute and relative total stockholder return.
Market Stock Units
We granted MSUs to each executive officer in 2010, 2011 and 2012. MSUs are restricted stock units that are earned three years from the date of grant, subject to the achievement of certain levels of total stockholder return over the performance period (the “Performance Period”). At the end of the Performance Period the actual number of MSUs earned is converted to shares of common stock based on the closing stock price on the vesting date. The Performance Period for MSUs granted in 2012 ended on February 27, 2015. We do not pay current dividends on the shares of common stock underlying the MSUs; instead, the dividends are effectively “re-invested” as each of the executive officers is credited with an additional number of MSUs that have a fair market value (based on the closing stock price on the day the dividend is paid) equal to the amount of the dividend that would have been awarded for those shares.
Each executive officer was granted a target number of MSUs which is adjusted to reflect dividends paid during the Performance Period (the “Target Award”). The actual number of MSUs that will be earned, if any, is equal to the Target Award multiplied by a conversion ratio. The conversion ratio is calculated by dividing (a) the 30-day average closing price of our common stock on the last day of the Performance Period plus reinvested dividends paid by (b) the 30-day average closing price of our common stock on the grant date. The Target Award is then multiplied by the conversion ratio. The maximum payout to an executive officer under an award is equal to 150% of the Target Award and no shares are earned if the conversion ratio is less than 50%.

4.	Perquisites and other benefits
We have never had a pension plan and we have very limited perquisites. Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with the Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long-term and short-term disability coverage. We maintain a retirement savings plan for all of our employees under section 401(k) of the Code. All of our employees, including our named executive officers, benefit from the same company matching formula. In addition, subject to certain limitations, Mr. Brugger, as a member of our Board of Directors, is entitled to reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels.
In 2014, our Board of Directors approved the implementation of a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer up to 100% of their cash and equity compensation. The amounts deferred are not included in the participant's current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be "above market." We do not provide any matching contribution to any participant, although the plan does permit such contributions.
Severance Agreements
We have entered into severance agreements with each of our named executive officers. In structuring these agreements, our Compensation Committee reviewed the severance agreements and policies as well as the employment contracts for the eight largest lodging self-managed REITs that were then currently SEC reporting companies. In addition, F.W. Cook reviewed the proposed components of the severance agreements on behalf of our Compensation Committee and provided advice on current market practices and emerging best practices regarding severance agreements. Our Compensation Committee also engaged its own legal counsel to represent the Company in the negotiation of the form of severance agreements with management.
The severance agreements provide each named executive officer with certain severance benefits if his employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of the Company. Further detail regarding the severance agreements is provided as part of the Senior Executive Compensation Summary below.
Discussion of Certain Compensation Policies
Stock Ownership Policy for Senior Executives

We believe that it is important to align the interests of senior management with those of our stockholders. As one concrete step to ensure such alignment, we have a stock ownership policy for each of our senior executive officers, which is similar to the stock ownership policy for our non-executive directors.
Under our stock ownership policy, an ownership target is set for each of our named executive officers. The ownership target establishes, on an annual basis, the number of shares each covered executive should hold of Company stock. If an executive holds less than the ownership target, he or she is restricted from selling any Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the vesting of equity compensation awards, and except for shares which the executive has purchased on the open market.
We count towards this ownership target only those shares that are owned by an executive, including shares purchased or awarded under our equity compensation program to the extent that such shares are fully vested and otherwise continue to be owned by the executive. The ownership target for an executive is determined by calculating a multiple (4 in the case of the Chief Executive Officer and 3 in the case of all other executive officers) of that executive’s base salary for the year and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($15.05 per share for 2015). Messrs. Brugger, Mahoney and Tennis each hold shares in excess of their respective ownership target. Mr. Tanenbaum and Mr. Furbay, neither of whom has sold any shares, each holds shares below the ownership target because they have not had sufficient time to accumulate shares equal to their respective ownership target.
Clawback Policy
Our Board of Directors has adopted a policy that, in the event of a restatement of our financial results, our Board of Directors will review all cash incentive plan compensation that was paid to the named executive officers on the basis of having met or exceeded specific performance targets for performance periods. If the bonuses paid pursuant to such cash incentive program compensation would have been lower had the bonuses been calculated based on such restated results, it is the policy of our Board of Directors to seek to recoup, for the benefit of the Company, the portion of the excess cash incentive program compensation that was received by any individual executive who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. Notwithstanding anything stated or implied in the foregoing, our Board of Directors will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board of Directors believes to be reasonable.
Hedging, Short Sales, and Pledging Policies
Our board of directors has adopted policies pursuant to which members of the Board of Directors, each named executive officer and certain other executives are prohibited from selling any securities of the Company that are not owned at the time of the sale ("short sale"); purchasing or selling puts, calls or other derivative securities of the Company at any time; and pledging Company securities as collateral for a loan unless the Compensation Committee has given approval.
Tax Deductibility of Executive Compensation
Section 162(m) of the Code limits the deductibility on DiamondRock’s tax return of compensation over $1 million to certain of our corporate officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Because DiamondRock is a real estate investment trust that generally does not pay corporate income taxes, the loss of deductibility of compensation does not have a significant adverse impact on us. In 2014, $3.5 million was not deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION
The undersigned members of the Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of this Proxy Statement for the fiscal year ended December 31, 2014.
The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of this Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of this Proxy Statement.
We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in this Proxy Statement.

Submitted by the Compensation Committee

Daniel J. Altobello, Chairman
W. Robert Grafton
Maureen L. McAvey
Gilbert T. Ray
Bruce D. Wardinski

EXECUTIVE OFFICER COMPENSATION SUMMARY

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission. The amounts shown represent the compensation paid to our named executive officers for the years shown as consideration for services rendered to the Company.

With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. With respect to performance-based restricted share awards, the dollar value computed is based on the probable outcome of the performance conditions as of the grant date of the award.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)(4)	Total ($)
Mark W. Brugger	2014	725,000	2,400,000	1,390,260	35,345	4,550,605
President and Chief Executive Officer	2013	725,000	2,400,000	999,889	33,849	4,158,738
	2012	725,000	2,000,000	478,553	42,489	3,246,042
Sean M. Mahoney	2014	400,000	800,000	511,360	35,345	1,746,705
Executive Vice President and Chief Financial Officer	2013	386,000	800,000	385,428	33,849	1,605,277
	2012	375,000	660,000	396,043	39,864	1,470,907
Robert D. Tanenbaum	2014	400,000	600,000	511,360	33,555	1,544,915
Executive Vice President and Chief Operating Officer (1)	2013	300,000	700,000	300,923	30,005	1,330,928
	2012	—	—	—	—	—
Troy G. Furbay	2014	283,750	600,000	346,954	26,317	1,257,021
Executive Vice President and Chief Investment Officer (2)	2013	—	—	—	—	—
	2012	—	—	—	—	—
William J. Tennis	2014	350,000	550,000	447,440	33,555	1,380,995
Executive Vice President and General Counsel	2013	340,000	550,000	339,496	28,011	1,257,507
	2012	330,000	500,000	287,528	38,298	1,155,826

(1)	Mr. Tanenbaum's employment with the Company commenced on April 1, 2013 and he was appointed Chief Operating Officer effective May 1, 2013.

(2)	Mr. Furbay's employment with the Company commenced on April 9, 2014 and he was appointed Chief Investment Officer on May 6, 2014.

(3)
The amounts reported under this column include time-based restricted stock awards and performance-based stock awards (MSUs and PSUs), which are described above under the heading "3. Long-Term Incentive Compensation." MSUs were granted in 2012 and PSUs were granted in 2013 and 2014. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 7 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014. The table above shows the dollar value of the PSUs and MSUs assuming that on the grant date of the awards, the target level of performance was probable. The value of the PSUs and MSUs are dependent on the Company's performance over a three-year period and there is no assurance that the target value of the awards will be earned. The maximum dollar value of the PSUs granted in 2014 are as follows: Mr. Brugger - $1,800,000, Mr. Mahoney - $600,000, Mr. Tanenbaum - $450,000, Mr. Furbay - $450,000 and Mr. Tennis - $412,500.

(4)
All other compensation represents the employer 401(k) match, health insurance premiums, life and disability insurance premiums and reimbursement of certain compensatory payments to our executive officers and, for Mr. Brugger who is also a director, reimbursement for lodging, meals and certain other expenses at hotels either owned by us or other hotels. In addition to the perquisites and other benefits set forth below, Messrs. Brugger and Tanenbaum received certain travel benefits in 2014 of less than $10,000 each. The following chart sets forth the perquisites and all other benefits received by our executive officers during 2014. The components of all other compensation for 2012 and 2013 for each of the executives were reported in our 2013 and 2014 proxy statements, respectively.

	Perquisites	Other Benefits
Name	Hotel Reimbursement	401-K Employer Match	Medical and Dental Insurance Premiums	Life and Disability Insurance Premiums
Mark W. Brugger	$—	$10,400	$23,769	$1,176
Sean M. Mahoney	n/a	$10,400	$23,769	$1,176
Robert D. Tanenbaum	n/a	$10,400	$21,979	$1,176
Troy G. Furbay	n/a	$10,400	$15,124	$793
William J. Tennis	n/a	$10,400	$21,979	$1,176

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based incentive awards granted in 2014 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Brugger		435,000	870,000	1,740,000	—	—	—	—	—
	3/3/2014	—	—	—	—	—	—	96,541	1,200,000
	3/3/2014	—	—	—	0	93,970	140,955	—	1,200,000
Sean M. Mahoney		160,000	320,000	640,000	—	—	—	—	—
	3/3/2014	—	—	—	—	—	—	32,180	400,000
	3/3/2014	—	—	—	0	31,323	46,985	—	400,000
Robert D. Tanenbaum		160,000	320,000	640,000	—	—	—	—	—
	3/3/2014	—	—	—	—	—	—	24,135	300,000
	3/3/2014	—	—	—	0	23,493	35,240	—	300,000
Troy G. Furbay		156,000	312,000	624,000	—	—	—	—	—
	5/15/2014	—	—	—	—	—	—	25,381	300,000
	5/15/2014	—	—	—	0	30,364	45,546	—	300,000
William J. Tennis		140,000	280,000	560,000	—	—	—	—	—
	3/3/2014	—	—	—	—	—	—	22,124	275,000
	3/3/2014	—	—	—	0	21,535	32,303	—	275,000

(1)
At a compensation committee meeting held on February 18, 2015, we awarded each of our named executive officers, pursuant to the 2014 cash incentive compensation program, the following amounts: Mr. Brugger — $1,390,260; Mr. Mahoney — $511,360; Mr. Tanenbaum — $511,360; Mr. Furbay — $346,954 and Mr. Tennis — $447,440. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	Represents PSU awards. See “3. Long-Term Incentive Compensation” above for a description of the PSU awards.

(3)
Represents restricted stock awards, which vest in three annual installments beginning February 27, 2015, with the exception of Mr. Furbay's restricted stock award, which vests in four annual installments beginning February 27, 2015.

(4)	Represents the grant date fair value of the PSU awards as determined in accordance with FASB ASC Topic 718 using the Monte Carlo simulation method.

Outstanding Equity Awards

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2014. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the ASC 718 values or the compensation expense recognized by the Company on its financial statements for fiscal year 2014 with respect to its long-term equity incentive plan awards.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Excercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Mark W. Brugger	—	—	—		235,460	3,501,290	303,040	4,506,205
Sean M. Mahoney	20,770	—	12.59	3/4/2018	78,318	1,164,589	100,767	1,498,405
Robert D. Tanenbaum	—	—	—		60,677	902,267	46,797	695,871
Troy G. Furbay	—	—	—		25,381	377,415	30,875	459,111
William J. Tennis	—	—	—		55,019	818,133	70,983	1,055,517

(1)	Represents Stock Appreciation Rights issued in 2008, which are fully vested and expire in 2018.

(2)	Based on the closing price of our common stock on December 31, 2014, which was $14.87.

(3)
Represents MSU and PSU awards, which are described at “3. Long-Term Incentive Compensation” above. Amount is based on the closing price of our common stock on December 31, 2014, which was $14.87, and assumes 150% of the target MSU awards and 100% of the target PSU awards are earned by the executive.

(4)The restricted stock awards vest on the following schedule:

Name	Date of Grant	Number of Shares Remaining to Vest	Vesting Date
Mark W. Brugger	March 5, 2012	50,813 shares	February 27, 2015
	March 5, 2013	44,053 shares	February 27, 2015
	March 5, 2013	44,053 shares	February 27, 2016
	March 3, 2014	32,180 shares	February 27, 2015
	March 3, 2014	32,180 shares	February 27, 2016
	March 3, 2014	32,181 shares	February 27, 2017
Sean M. Mahoney	March 5, 2012	16,769 shares	February 27, 2015
	March 5, 2013	14,684 shares	February 27, 2015
	March 5, 2013	14,685 shares	February 27, 2016
	March 3, 2014	10,727 shares	February 27, 2015
	March 3, 2014	10,727 shares	February 27, 2016
	March 3, 2014	10,726 shares	February 27, 2017
Robert D. Tanenbaum	May 15, 2013	7,411 shares	February 27, 2015
	May 15, 2013	7,411 shares	February 27, 2016
	November 13, 2013	7,240 shares	February 27, 2015
	November 13, 2013	7,240 shares	February 27, 2016
	November 13, 2013	7,240 shares	February 27, 2017
	March 3, 2014	8,045 shares	February 27, 2015
	March 3, 2014	8,045 shares	February 27, 2016
	March 3, 2014	8,045 shares	February 27, 2017
Troy Furbay	May 15, 2014	6,345 shares	February 27, 2015
	May 15, 2014	6,345 shares	February 27, 2016
	May 15, 2014	6,345 shares	February 27, 2017
	May 15, 2014	6,346 shares	February 27, 2018
William J. Tennis	March 5, 2012	12,704 shares	February 27, 2015
	March 5, 2013	10,095 shares	February 27, 2015
	March 5, 2013	10,096 shares	February 27, 2016
	March 3, 2014	7,375 shares	February 27, 2015
	March 3, 2014	7,375 shares	February 27, 2016
	March 3, 2014	7,374 shares	February 27, 2017

Option Exercises and Stock Vested for the year ended December 31, 2014

Name	Number of Shares Acquired on Exercise of Stock Appreciation Rights	Value Realized on Exercise of Stock Appreciation Rights	Number of Shares Acquired on Vesting of Restricted Stock Awards	Number of Shares Acquired on Vesting of MSUs	Value Realized on Vesting
Mark W. Brugger	8,610	$125,188	137,970	43,691	$2,243,513
Sean M. Mahoney	—	$—	43,306	12,014	$683,202
Robert D. Tanenbaum	—	$—	7,411	—	$91,526
William J. Tennis	—	$—	33,574	10,923	$549,538

(1)	The number of shares acquired and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings.

Nonqualified Deferred Compensation Plan
In 2014, our Board of Directors approved the implementation of a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer up to 100% of their cash and equity compensation. We do not have a pension plan.
The following table shows the deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2014, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance under the deferred compensation plan as of December 31, 2014.

Name	Executive Contributions in 2014(1)	Company Contributions in 2014	Aggregate Earnings in 2014	Aggregate Withdrawals/Distributions	Aggregate Balance at 12/31/2014
Mark W. Brugger	$5,517	$—	$72	$—	$5,589
Sean M. Mahoney	$—	$—	$—	$—	$—
Robert D. Tanenbaum	$—	$—	$—	$—	$—
Troy G. Furbay	$—	$—	$—	$—	$—
William J. Tennis	$8,750	$—	$52	$—	$8,802

(1)	Reflects the deferral of base salary in 2014 under the deferred compensation plan. Such amounts are included in the salary column of the Summary Compensation Table under the year 2014.
Benefits under the deferred compensation plan are generally paid in a lump sum upon the participant's termination of employment prior to retirement, death or in a lump sum or annual installments for a period of up to ten years (as previously selected by the participant) upon the participant's retirement. Payments will generally start or be made in January following the year of termination or retirement. Participants may also, at the time of deferral, elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred.
Severance Agreements
Pursuant to the severance agreements in place with each of our named executive officers, each of them will be entitled to receive cash severance benefits under his severance agreement if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they remain in their position or they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to three times, with respect to Mr. Brugger, or two times, with respect to each of the other executive officers, the sum of (x) his then current base salary and (y) his target bonus under our annual cash incentive compensation program.
In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or his family) will be entitled to (i) a pro-rated bonus for the year of termination under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, his spouse and dependents for eighteen months and (iii) the immediate vesting of any unvested portion of any restricted stock, MSU or PSU award previously issued to the executive. Although the executive can retain his MSUs and PSUs, he will not receive any shares until the end of the performance period and, in the case of MSUs, the number of shares issued will be based on actual performance, and, in the case of PSUs, the number of shares issued will equal the target amount. In addition, Stock Appreciation Rights (SARs) and Dividend Equivalent Rights (DERs) granted in 2008 may be exercised by the holder, or his estate, until the expiration dates of such awards. Following a change in control, if an executive is terminated without cause or resigns for good reason, the SARs and DERs may continue to be exercised until the earlier of the expiration date of the award or the fifth anniversary of the vesting. Upon a change in control, regardless of whether there has been a termination of employment, the Company will determine the number of MSUs and PSUs earned based on the performance period immediately prior to the change in control.
In the event that the executive retires and has been designated as an eligible retiree by our Board of Directors, the executive will be eligible to continue to vest in any outstanding unvested restricted stock awards, MSUs and PSUs, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.
For the agreements entered into prior to 2009, which include the agreements for Messrs. Brugger and Mahoney, in the event that the severance benefits described above are paid in connection with a change in control of the Company and deemed “excess parachute payments” under Section 280G of the Code, the executives, may be eligible to receive a tax “gross up” payment equal to the additional taxes, if any, imposed on the executive under Section 4999 of the Code in respect of such excess parachute payments. This excise tax gross up is available only to the extent that the value of the severance benefits payable to an executive equals or exceeds 110% of the maximum amount the executive could have received without being subject to any excise tax under Section 4999 of the Code (the “safe harbor”). In the event that the value of the severance benefits payable to an executive is subject to the excise tax but does not equal or exceed 110% of the “safe harbor”, the amount of the severance benefits will be reduced to an amount that does not trigger excise taxes. Under the agreements for Messrs. Tennis, Tanenbaum and Furbay, no excise tax gross-up protection is provided.
The following table sets forth a summary of our payment obligations pursuant to the severance agreements:

	Terminated For Cause or Resigned Without Good Reason(1)(2)	Death or Disability	Terminated without Cause or Resigned with Good Reason(1)(2)	Retirement (3)
Pro-rated cash incentive plan compensation at target	No	Yes	Yes	Yes
Cash severance	No	No	Yes	No
Continued medical and dental benefits	No	Yes	Yes	No
Continued vesting of restricted stock	No	No	No	Yes
Immediate vesting of restricted stock	No	Yes	Yes	No
Continued vesting of MSUs and PSUs	No	No	Yes	Yes
Immediate vesting of MSUs and PSUs	No	Yes	No	No
Modified tax-gross up	N.A.	N.A.	(4)	N.A

(1)
“Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude (and in the case of Mr. Tennis, failure to be admissible as a member of the bar of any state); (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(2)
“Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50-mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations as of the date of the agreement; (iv) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 15 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.

(3)	“Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion.

(4)
Messrs. Brugger and Mahoney are eligible to receive an excise tax gross-up, which is only applicable if the executive is terminated without cause or resigns for good reason following a change in control. Messrs. Tennis, Tanenbaum and Furbay are not entitled to receive an excise tax gross up.

Cost of Temination under Severance Agreements
The following chart sets forth the cost that we would have incurred if each of our executive officers were terminated as of December 31, 2014 under the terms of our severance agreements, assuming a stock price of $14.87, the closing price of our common stock on December 31, 2014:

	Cash Severance	Prorated Target Bonus for Year of Termination	Continued Medical and Dental Benefits(1)	Value of Unvested Shares(2)	Value of Unvested MSUs and PSUs(3)	Cost of Excise Tax Gross Up(4)	Total Cost of Termination
Terminated For Cause or Resigned without Good Reason
Mark W. Brugger	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Sean M. Mahoney	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Robert D. Tanenbaum	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Troy G. Furbay	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
William J. Tennis	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
							$—
Terminated without Cause or Resigned with Good Reason (without a change of control)
Mark W. Brugger	$4,785,000	$870,000	$35,654	$3,637,187	$4,401,148	n.a.	$13,728,989
Sean M. Mahoney	$1,440,000	$320,000	$35,654	$1,209,724	$1,463,401	n.a.	$4,468,779
Robert D. Tanenbaum	$1,440,000	$320,000	$32,969	$926,551	$634,429	n.a.	$3,353,949
Troy G. Furbay	$1,404,000	$312,000	$32,969	$381,951	$283,497	n.a.	$2,414,417
William J. Tennis	$1,260,000	$280,000	$32,969	$850,968	$1,031,442	n.a.	$3,455,379
							$27,421,513
Terminated without Cause or Resigned with Good Reason (following a change of control)
Mark W. Brugger	$4,785,000	$870,000	$35,654	$3,637,187	$4,401,148	$—	$13,728,989
Sean M. Mahoney	$1,440,000	$320,000	$35,654	$1,209,724	$1,463,401	$—	$4,468,779
Robert D. Tanenbaum	$1,440,000	$320,000	$32,969	$926,551	$634,429	n.a.	$3,353,949
Troy G. Furbay	$1,404,000	$312,000	$32,969	$381,951	$283,497	n.a.	$2,414,417
William J. Tennis (5)	$1,103,519	$280,000	$32,969	$850,968	$1,031,442	n.a.	$3,298,898
							$27,265,032
Death or Disability
Mark W. Brugger	$—	$870,000	$35,654	$3,637,187	$4,401,148	n.a.	$8,943,989
Sean M. Mahoney	$—	$320,000	$35,654	$1,209,724	$1,463,401	n.a.	$3,028,779
Robert D. Tanenbaum	$—	$320,000	$32,969	$926,551	$634,429	n.a.	$1,913,949
Troy G. Furbay	$—	$312,000	$32,969	$381,951	$283,497	n.a.	$1,010,417
William J. Tennis	$—	$280,000	$32,969	$850,968	$1,031,442	n.a.	$2,195,379
							$17,092,513
Retirement
Mark W. Brugger	$—	$870,000	$—	$3,637,187	$4,401,148	n.a.	$8,908,335
Sean M. Mahoney	$—	$320,000	$—	$1,209,724	$1,463,401	n.a.	$2,993,125
Robert D. Tanenbaum	$—	$320,000	$—	$926,551	$634,429	n.a.	$1,880,980
Troy G. Furbay	$—	$312,000	$—	$381,951	$283,497	n.a.	$977,448
William J. Tennis	$—	$280,000	$—	$850,968	$1,031,442	n.a.	$2,162,410
							$16,922,298

(1)
The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2014. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependent children.

(2)	Represents the value of the unvested shares as of December 31, 2014 calculated using $14.87 per share, the closing price of our common stock on December 31, 2014.

(3)
For valuation purposes, we have assumed the December 31, 2014 stock price of $14.87, and that the 2012 MSU awards would be earned at 150% of target, the 2013 PSU awards would be earned at 122.4% of target and the 2014 PSU awards would be earned at 61.8% of target. However, except in the case of a change in control, MSUs and PSUs will not be earned and converted into shares of common stock until the end of the performance period.

(4)
The cost of the excise tax gross up is an estimate based on a number of assumptions, including: (i) DiamondRock is subject to a change of control on December 31, 2014, (ii) all the named executive officers are terminated on December 31, 2014 without cause following that change of control, (iii) all the named executive officers receive cash incentive compensation for 2014 using the target percentage for each executive officer and (iv) the change of control occurs at a price equal to our closing stock price on December 31, 2014.

(5)	The amount of severance benefits payable to Mr. Tennis is subject to the excise tax, therefore his cash severance has been reduced by $156,481 so that the payment does not trigger the excise tax.

The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment.

The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS
KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2014 and 2013. Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Audit Fees
Recurring audit(1)	$424,306	$282,000
Quarterly reviews	75,000	70,000
Comfort letters, consents and assistance with documents filed with the SEC	94,174	—
Subtotal	593,480	352,000
Audit-Related Fees
Audits required by lenders and others	189,000	216,000
Tax Fees	—	—
All Other Fees	—	—
Total	$782,480	$568,000

(1)	2014 amount includes $316,000 of recurring audit fees and $108,306 of additional fees related to acquisitions and dispositions during the year.
Auditor Fees Policy
Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee. Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during 2014 and 2013. We believe the individuals who were not KPMG LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG, LLP during the audit of our financial statements.
Policy for Hiring Members of our Audit Engagement Team
Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.
Other Company Accountants and Auditors
We have engaged PricewaterhouseCoopers LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and 2013 were as follows:

	2014	2013
PricewaterhouseCoopers LLP Fees
Internal audit	$390,000	$415,000
Other fees	—	45,404
Total	$390,000	$460,404

Our Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during 2014 and 2013.

AUDIT COMMITTEE REPORT
The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2014. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation, presentation and integrity of DiamondRock’s 2014 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2014 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for auditing our financial statements. We:

1.	have reviewed and discussed with management and KPMG LLP the audited financial statements for DiamondRock for the fiscal year ended December 31, 2014;

2.
have discussed with representatives of KPMG LLP the matters required to be discussed with them under the provisions of PCAOB Auditing Standard No. 16 (Communication with Audit Committees), as modified or supplemented; and

3.
have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from the Company and management.

In reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Submitted by the Audit Committee:

W. Robert Grafton, Chairperson
Daniel J. Altobello
Maureen L. McAvey
Gilbert T. Ray
Bruce D. Wardinski

PRINCIPAL AND MANAGEMENT STOCKHOLDERS
The table below shows the amount of our common stock beneficially owned as of March 10, 2015 by (i) each director and nominee for director, (ii) our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of the Company whose compensation exceeded $100,000 during the fiscal year ended December 31, 2014 (the “named executive officers”), (iii) all of our directors, director nominees and named executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock (the “5% Holders”). Such information with regard to 5% Holders is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 10, 2015, including any shares which could be purchased by the exercise of options at or within 60 days after March 10, 2015.
Each executive officer of the Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer under the relevant SEC rules. However, the directors have no right to vote the shares of common stock underlying the deferred stock units granted to them, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future; thus such underlying shares are not deemed to be “beneficially owned” by the relevant director.
Unless otherwise indicated, all shares are owned directly, and the indicated individual has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

Name of Beneficial Owner	Beneficial Ownership Number of Shares		Percent (1)
Directors and named executive officers:
William W. McCarten	345,469	(2)	*
Mark W. Brugger	935,117	(3)	*
Daniel J. Altobello	62,670		*
W. Robert Grafton	35,145	(4)	*
Maureen L. McAvey	27,066	(5)	*
Gilbert T. Ray	11,268	(6)	*
Bruce D. Wardinski	15,906		*
Sean M. Mahoney	364,746	(7)	*
Robert D. Tanenbam	86,603	(8)	*
Troy G. Furbay	37,753	(9)	*
William J. Tennis	163,023	(10)	*
Directors and named executive officers as a group (10 persons)	2,084,766		1.0%
5% Holders:
The Vanguard Group, Inc.(11)	27,680,741		13.8%
Cohen & Steers, Inc.(12)	27,225,922		13.5%
BlackRock Inc.(13)	22,409,908		11.1%
Daiwa Asset Management Co. Ltd(14)	14,793,087		7.4%
Vanguard Specialized Funds—Vanguard REIT Index Fund(15)	14,528,701		7.2%
JPMorgan Chase& Co.(16)	10,627,482		5.3%
* Represents less than 1% of the number of shares of common stock outstanding as of March 10, 2015.

(1)
Calculated using 201,185,835 shares of common stock outstanding as of March 10, 2015, which includes all unvested shares of restricted stock. There were no additional adjustments required by Rule 13d-3(d)(1)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(1)(i) of the Exchange Act.

(2)	In accordance with the SEC rules, this does not include 5,809 deferred stock units granted to Mr. McCarten.

(3)
Mr. Brugger’s shares include (i) 203,373 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 731,744 shares of our common stock owned by him. In accordance with the SEC rules, this does not include PSUs granted to Mr. Brugger.

(4)	In accordance with the SEC rules, this does not include 27,344 deferred stock units granted to Mr. Grafton.

(5)	In accordance with the SEC rules, this does not include 33,153 deferred stock units granted to Ms. McAvey.

(6)	In accordance with the SEC rules, this does not include 33,153 deferred stock units granted to Mr. Ray.

(7)
Mr. Mahoney’s shares include (i) 67,215 shares of unvested restricted stock granted to him under our Incentive Plan, (ii) 276,761 shares of our common stock owned by him and (iii) 20,770 Stock Appreciation Rights issued on March 4, 2008. In accordance with the SEC rules, this does not include PSUs granted to Mr. Mahoney.

(8)
Mr. Tanenbaum's shares include (i) 61,289 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 25,314 shares of our common stock owned by him. In accordance with the SEC rules, this does not include PSUs granted to Mr. Tanenbaum.

(9)
Mr. Furbay's shares include (i) 33,711 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 4,042 shares of our common stock owned by him. In accordance with the SEC rules, this does not include PSUs granted to Mr. Furbay.

(10)
Mr. Tennis’ shares include (i) 43,837 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 119,186 shares of our common stock owned by him. In accordance with the SEC rules, this does not include PSUs granted to Mr. Tennis.

(11)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 10, 2015. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Based solely on information contained in a Schedule 13G/A filed by Cohen & Steers, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 13, 2015. The address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017.

(13)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., on behalf of itself and certain of its affiliates, with the SEC on January 9, 2015. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(14)
Based solely on information contained in a Schedule 13G/A filed by Daiwa Asset Management Co. Ltd, on behalf of itself and certain of its affiliates, with the SEC on January 21, 2015. The address of Daiwa Asset Management Co. Ltd is GranTokyo North Tower, 9-1 Marunouchi 1-Chome, Chiyoda-ku, Tokyo, Japan 100-6753.

(15)
Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds — Vanguard REIT Index Fund, on behalf of itself and certain of its affiliates, with the SEC on February 6, 2015. The address of Vanguard Specialized Funds — Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(16)
Based solely on information contained in a Schedule 13G filed by JPMorgan Chase & Co., on behalf of itself and certain of its affiliates, with the SEC on January 27, 2015. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

Related Party Transactions
There were no related party transactions during 2014. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters — Other Corporate Governance Matters  — Conflicts of Interest” elsewhere in this proxy statement.
Compensation Committee Interlocks and Insider Participation
During 2014, our Compensation Committee consisted of Messrs. Altobello, Grafton, Ray and Wardinski and Ms. McAvey. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers served during 2014 as a director or member of a compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Our officers and directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied on a timely basis.

OTHER MATTERS
Expenses of Solicitation
We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.
Stockholder Proposals for Inclusion in Proxy Statement for 2015 Annual Meeting of Stockholders
Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2016 annual meeting must be received by us no later than the close of business on [November 27, 2015]. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, Attention: Corporate Secretary.
Other Stockholder Proposals
Our Third Amended and Restated Bylaws, or Bylaws, provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Our Bylaws state that such stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered on the later of 150 days prior to the date of such annual meeting, as originally convened, or 10 days following the day on which the date of such meeting is publicly announced. Accordingly, such notice must be received in writing at our principal executive office not earlier than [October 28, 2015] nor later than [November 27, 2015, unless our 2016 annual meeting of stockholders is scheduled to take place before [April 8, 2016] or after [June 7, 2016]. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Article II, Section 11 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to DiamondRock Hospitality Company, c/o Corporate Secretary, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Stockholder Nominations of Directors
Our Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, DiamondRock Hospitality Company, c/o Corporate Secretary, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814. As set forth in Article II, Section 11 of our Bylaws, the notice must set forth certain information as to each person whom the stockholder proposes to nominate for election as a director, the stockholder giving the notice and certain other persons, if any, identified in the Bylaws.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 4, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
01 William W. McCarten	☐	☐	☐
02 Daniel J. Altobello	☐	☐	☐
03 W. Robert Grafton	☐	☐	☐
04 Maureen L. McAvey	☐	☐	☐
05 Gilbert T. Ray	☐	☐	☐
06 Bruce D. Wardinski	☐	☐	☐
07 Mark W. Brugger	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

	For	Against	Abstain
3. To ratify the appointment of KPMG LLP as the independent auditors for DiamondRock Hospitality Company for the fiscal year ending December 31, 2015.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.

	For	Against	Abstain
4. To consider and act upon a non-binding stockholder proposal concerning the adoption of an amendment to our by-laws if properly presented at the meeting.	☐	☐	☐

NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the annual meeting, including any postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000235223_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/Form 10-K is/are available at www.proxyvote.com .

DIAMONDROCK HOSPITALITY COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 5, 2015

The undersigned stockholder of DiamondRock Hospitality Company, a Maryland corporation, hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated March 25, 2015, and hereby appoints William J. Tennis and Sean M. Mahoney, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution in each of them, to vote all of the shares of DiamondRock Hospitality Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DiamondRock Hospitality Company to be held at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland on Tuesday, May 5, 2015 at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

WHEN PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

0000235223_2 R1.0.0.51160

Continued and to be signed on reverse side